EXHIBIT 99.1

NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE

[LOGO OF AMERICAN EXPRESS COMPANY]


CONTACTS:       Media:  Joanna Lambert                 Michael O'Neill
                        212-640-9668                   212-640-5951
                        joanna.g.lambert@aexp.com      mike.o'neill@aexp.com

   Investors/Analysts:  Alex Hopwood                   Ron Stovall
                        212-640-5495                   212-640-5574
                        alex.w.hopwood@aexp.com        ronald.stovall@aexp.com

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

               AMERICAN EXPRESS REPORTS FOURTH QUARTER EARNINGS
        FROM CONTINUING OPERATIONS OF $238 MILLION, OR $0.21 PER SHARE;
                 FULL-YEAR EARNINGS FROM CONTINUING OPERATIONS
                    TOTAL $2.8 BILLION, OR $2.42 PER SHARE

                     (Millions, except per share amounts)

                                                   Quarters Ended          Percentage            Years Ended          Percentage
                                                    December 31,            Inc/(Dec)           December 31,           Inc/(Dec)
                                                    ------------            ---------           ------------           ---------
                                                  2008          2007                          2008         2007
                                                  ----          ----                          ----         ----
   Total revenues net of interest expense     $  6,506       $ 7,324           (11)%      $ 28,365      $ 27,559            3%

   Income From Continuing Operations          $    238       $   858           (72)%      $  2,803      $  4,126          (32)%
   Loss From Discontinued Operations          $    (66)      $   (27)            #        $   (172)     $   (114)          51%
   Net Income                                 $    172       $   831           (79)%      $  2,631      $  4,012          (34)%

   Earnings Per Common Share - Basic:
      Income From Continuing Operations       $   0.21       $  0.74           (72)%      $   2.43      $   3.52          (31)%
      Loss From Discontinued Operations       $  (0.06)      $ (0.02)            #        $  (0.15)     $  (0.10)          50%
      Net Income                              $   0.15       $  0.72           (79)%      $   2.28      $   3.42          (33)%

   Earnings Per Common Share - Diluted:
      Income From Continuing Operations       $   0.21       $  0.73           (71)%      $   2.42      $   3.45          (30)%
      Loss From Discontinued Operations       $  (0.06)      $ (0.02)            #        $  (0.15)     $  (0.09)          67%
      Net Income                              $   0.15       $  0.71           (79)%      $   2.27      $   3.36          (32)%

   Average Common Shares Outstanding
      Basic                                       1,155          1,157          - %          1,154          1,173          (2)%
      Diluted                                     1,155          1,178         (2)%          1,157          1,196          (3)%

   Return on Average Equity*                      21.7%          37.3%                        21.7%         37.3%
-----------------------------------------------------------------------------------------------------------------------------------

* Refer to Appendix I for the components of return on average equity.

# Denotes a variance of more than 100%.

New York - January 26, 2009 - AMERICAN EXPRESS COMPANY (NYSE: AXP) today reported fourth-quarter income from continuing operations of $238 million, down 72 percent from $858 million a year ago. Diluted earnings per share from continuing operations were $0.21, down 71 percent from $0.73 a year ago.

Net income totaled $172 million for the quarter, down 79 percent from a year ago. On a per-share basis, net income was $0.15, down 79 percent from $0.71 a year ago.

Consolidated total revenues net of interest expense declined 11 percent to $6.5 billion, down from $7.3 billion a year ago.

Consolidated provisions totaled $1.4 billion compared to $1.5 billion in the year-ago period, which included a significant credit related charge.

Consolidated expenses totaled $4.9 billion, up 5 percent from $4.7 billion a year ago. Both periods included significant items, which are outlined below.

The company's return on average equity (ROE) was 21.7 percent, down from 37.3 percent a year ago.

"Our fourth quarter results reflect an operating environment that was among the harshest we have seen in decades," said Kenneth I. Chenault, chairman and chief executive officer. "Nevertheless, we met our near term goals - staying liquid, staying profitable, and investing selectively to strengthen our competitive position over the longer term."

"We remained profitable in the quarter and generated $2.8 billion in earnings for the full year 2008. We exceeded all of our funding requirements, in part by raising $6.2 billion through a new retail certificate of deposit program.

"We also continued to invest in the business, announcing a multiyear partnership with Delta Airlines this quarter, expanding our global network business and successfully integrating the corporate card business we purchased from General Electric.

"While our business volumes compared favorably with other major competitors, overall cardmember spending declined 10 percent year-over-year, or 5 percent adjusting for foreign exchange rates. As anticipated, loan delinquencies and write-offs rose. These trends, together with the restructuring charge, had a significant impact on our bottom line.

"In January, we further bolstered our capital position with a $3.4 billion investment from the U.S. Treasury Capital Purchase Program. These additional funds will enhance our ability to continue extending loans to credit-worthy consumers and small business owners.

"We authorized more than $73 billion of U.S. charge card spending during the quarter, and we are providing U.S. consumer and small business cardmembers with open credit lines that are on par with year-ago levels, despite the difficult conditions in the marketplace. Our aim is to accommodate the spending needs of our cardmembers, while helping to ensure that they do not incur inappropriate debt levels.

"We remain cautious about the economic outlook through 2009, and expect cardmember spending to remain soft with past-due loans and write-offs rising from current levels. However, we believe the longer-term growth potential of the payments sector remains very attractive. The investments we are making in our business will help ensure that we can capitalize on those opportunities when the environment improves."

The fourth quarter results included:
o $421 million ($273 million after-tax) of reengineering costs, primarily related to severance and other costs associated with previously announced staff reductions, and o A previously announced $106 million ($66 million after-tax) increase in the company's Membership Rewards reserve, in connection with the company's extension of its partnership agreement with Delta Air Lines.

Significant items in the year-ago fourth quarter included:
o $1.13 billion ($700 million after-tax) gain from the company's settlement with Visa, and - $143 million ($89 million after-tax) of incremental investments in business-building initiatives, - $74 million ($46 million after-tax) in litigation-related costs pertaining to the lawsuit against Visa, and - $50 million ($31 million after-tax) in contributions to the American Express Charitable Fund. o $685 million ($430 million after-tax) charge related to the company's enhancements to its method of estimating the liability for Membership Rewards, o $438 million ($274 million after-tax) credit-related charge in the U.S. Card Services Segment.

During the fourth-quarter, non-U.S. revenues, provisions and expenses were lower due to the translation effects of a comparatively stronger U.S. dollar.

The net tax benefit for the quarter of $78 million was principally due to the impact of recurring permanent benefits on lower pre-tax income.

DISCONTINUED OPERATIONS

Discontinued operations for the fourth quarter generated a loss of $66 million compared with a loss of $27 million during the year-ago period, which primarily reflected mark-to-market adjustments within the American Express International Deposit Company investment portfolio.

SEGMENT RESULTS

U.S. CARD SERVICES reported fourth-quarter net income of $4 million, down from $7 million a year ago.

Total revenues net of interest expense for the fourth quarter decreased 13 percent to $3.2 billion, driven by lower cardmember spending as well as lower securitization income, net.

Provisions for losses decreased 8 percent to $1.1 billion from the year ago levels, which included the credit-related charge mentioned above. The provision for the current quarter reflected higher write-off and past due rates. On a managed basis(1) the net loan write-off rate was 6.7%, up from 5.9% in the third quarter and 3.4% a year ago. Owned net write-offs were 7.0% in the quarter, up from 6.1% in the third quarter and 3.5% a year ago.

Total expenses decreased 15 percent. Marketing, promotion, rewards and cardmember services expenses decreased 31 percent from the year-ago period, which included a portion of the 2007 Membership Rewards charge mentioned above. The current quarter reflected scaled-back marketing activities as well as the Delta Air Lines related rewards expense. Salaries and employee benefits and other operating expenses increased 16 percent from year-ago levels, reflecting $30 million ($20 million after-tax) of the reengineering charge mentioned above.

INTERNATIONAL CARD SERVICES reported fourth-quarter net income of $36 million, compared to a net loss of $68 million a year ago.

Total revenues net of interest expense decreased 8 percent to $1.1 billion, primarily driven by reduced cardmember spending.

Provisions for losses rose 10 percent to $243 million, from $220 million a year ago reflecting higher past due and write-off rates.

Total expenses decreased 22 percent. Marketing, promotion, rewards and cardmember services expenses decreased 53 percent from year-ago levels, which included a portion of the 2007 Membership Rewards charge mentioned earlier. The current quarter also reflected lower marketing expenses. Salaries and employee benefits and other operating expenses increased 15 percent from year-ago levels, reflecting $84 million ($55 million after-tax) of the reengineering charge mentioned earlier, as well as higher operating expenses.

-------------
(1) The "managed basis" presentation includes on-balance sheet Cardmember loans and off-balance sheet securitized Cardmember loans. The difference between the "owned basis" (GAAP) information and "managed basis" information is attributable to the effects of securitization activities. Please refer to the information set forth on Exhibit I for further discussion of the owned and managed basis presentation.

GLOBAL COMMERCIAL SERVICES reported a fourth-quarter net loss of $18 million compared to net income of $110 million a year ago.

Total revenues net of interest expense decreased 7 percent to $1.0 billion, reflecting lower level of spending by corporate cardmembers as well as lower travel commissions and fees.

Provisions for losses totaled $69 million up 25 percent from $55 million in the year ago period due to higher write-offs and past due rates.

Total expenses increased 11 percent. Salaries and employee benefits and other operating expenses increased 20 percent from the year-ago period reflecting $136 million ($88 million after-tax) of the reengineering charge mentioned earlier. Marketing, promotion, rewards and cardmember services expenses decreased 41 percent from the year-ago period, which included a portion of the 2007 Membership Rewards charge mentioned above.

Both revenues and expenses reflected the impact of the acquisition of a commercial card and corporate purchasing unit in March 2008.

GLOBAL NETWORK & MERCHANT SERVICES reported fourth-quarter net income of $215 million, down 15 percent from $254 million a year ago.

Fourth-quarter total revenues net of interest expense decreased 9 percent to $945 million. The decrease reflected lower merchant-related revenues from the decrease in global card billed business, offset in part by higher revenues from Global Network Services' bank partners.

Provisions for losses were $36 million, primarily reflecting merchant-related provisions. The year-ago provision was $28 million.

Total expenses decreased 4 percent, reflecting lower brand advertising. Salaries and employee benefits and other operating expenses included $28 million ($17 million after-tax) of the reengineering charge mentioned above.

CORPORATE AND OTHER reported a fourth-quarter net income of $1 million, compared with net income of $555 million last year. The year-ago quarter included the previously mentioned gain from the company's settlement with Visa. The fourth quarter 2008 reflects the recognition of $220 million ($136 million after-tax) for the previously announced MasterCard and Visa settlements as well as $143 million ($93 million after-tax) of the reengineering charges mentioned above.

American Express Company is a leading global payments and travel company founded in 1850. For more information, visit www.americanexpress.com.

                                     ***

ED. NOTE: On November 10, 2008, American Express became a bank holding company regulated by the Federal Reserve Board and consequently fourth-quarter earnings results incorporate some financial reporting changes in accordance with SEC regulations.

The 2008 Fourth Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss fourth-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same web site. A replay of the conference call will be available later today at the same web site address.


EXHIBIT I
                           AMERICAN EXPRESS COMPANY
                              U.S. CARD SERVICES

(Billions, Except Percentages)

                                           Quarter Ended         Quarter Ended          Quarter Ended
                                         December 31, 2008     September 30, 2008      December 31, 2007
Cardmember lending - owned basis (A):
Average Loans (B)                            $  33.2                $  36.3                $  40.8
Net write-off rate                               7.0%                   6.1%                   3.5%

Cardmember lending - managed basis (C):
Average Loans (B)                             $  63.0               $  64.6                $  63.2
Net write-off rate                                6.7%                  5.9%                   3.4%

(A) "Owned," a GAAP basis measurement, reflects only cardmember loans included in the Company's Consolidated Balance Sheets.

(B) Loan balances for all periods presented used to calculate average loans have been revised in connection with the Company's conversion to a bank holding company. Specifically, deferred card fees net of deferred direct acquisition costs for Cardmember loans were reclassified from other liabilities to cardmember loans for all periods.

(C) The managed basis presentation assumes that there have been no off-balance sheet securitization transactions, i.e., all securitized cardmember loans and related income effects are reflected as if they were in the Company's balance sheets and income statements, respectively. The difference between the "owned basis" (GAAP) information and "managed basis" information is attributable to the effects of securitization activities. The Company presents U.S. Card Services information on a managed basis because that is the way the Company's management views and manages the business. Management believes that a full picture of trends in the Company's cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized cardmember loans. Management also believes that use of a managed basis presentation presents a more accurate picture of the key dynamics of the cardmember lending business. Irrespective of the on and off-balance sheet funding mix, it is important for management and investors to see metrics for the entire cardmember lending portfolio because they are more representative of the economics of the aggregate cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of cardmember loans and related revenue in order to evaluate market share. These metrics are significant in evaluating the Company's performance and can only be properly assessed when all non-securitized and securitized cardmember loans are viewed together on a managed basis. The Company does not currently securitize international loans.

THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE FORWARD-LOOKING STATEMENTS, WHICH ADDRESS THE COMPANY'S EXPECTED BUSINESS AND FINANCIAL PERFORMANCE, AMONG OTHER MATTERS, CONTAIN WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "MAY," "SHOULD," "COULD," "WOULD," "LIKELY," AND SIMILAR EXPRESSIONS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: CONSUMER AND BUSINESS SPENDING ON THE COMPANY'S CREDIT AND CHARGE CARD PRODUCTS AND TRAVELERS CHEQUES AND OTHER PREPAID PRODUCTS AND GROWTH IN CARD LENDING BALANCES, WHICH DEPEND IN PART ON THE ECONOMIC ENVIRONMENT, AND THE ABILITY TO ISSUE NEW AND ENHANCED CARD AND PREPAID PRODUCTS, SERVICES AND REWARDS PROGRAMS, AND INCREASE REVENUES FROM SUCH PRODUCTS, ATTRACT NEW CARDMEMBERS, REDUCE CARDMEMBER ATTRITION, CAPTURE A GREATER SHARE OF EXISTING CARDMEMBERS' SPENDING, AND SUSTAIN PREMIUM DISCOUNT RATES ON ITS CARD PRODUCTS IN LIGHT OF REGULATORY AND MARKET PRESSURES, INCREASE MERCHANT COVERAGE, RETAIN CARDMEMBERS AFTER LOW INTRODUCTORY LENDING RATES HAVE EXPIRED, AND EXPAND THE GLOBAL NETWORK SERVICES BUSINESS; THE COMPANY'S ABILITY TO MANAGE CREDIT RISK RELATED TO CONSUMER DEBT, BUSINESS LOANS, MERCHANTS AND OTHER CREDIT TRENDS, WHICH WILL DEPEND IN PART ON THE ECONOMIC ENVIRONMENT, INCLUDING, AMONG OTHER THINGS, THE HOUSING MARKET, THE RATES OF BANKRUPTCIES AND UNEMPLOYMENT, WHICH CAN AFFECT SPENDING ON CARD PRODUCTS, DEBT PAYMENTS BY INDIVIDUAL AND CORPORATE CUSTOMERS AND BUSINESSES THAT ACCEPT THE COMPANY'S CARD PRODUCTS, AND ON THE EFFECTIVENESS OF THE COMPANY'S CREDIT MODELS; THE IMPACT OF THE COMPANY'S EFFORTS TO DEAL WITH DELINQUENT CARDMEMBERS IN THE CURRENT CHALLENGING ECONOMIC ENVIRONMENT, WHICH MAY AFFECT PAYMENT PATTERNS OF CARDMEMBERS, THE COMPANY'S NEAR-TERM WRITE-OFF RATES, INCLUDING DURING THE FIRST HALF OF 2009, AND THE VOLUMES OF THE COMPANY'S LOAN BALANCES IN 2009; THE WRITE-OFF AND DELINQUENCY RATES IN THE MEDIUM- TO LONG-TERM OF CARDMEMBERS ADDED BY THE COMPANY DURING THE PAST FEW YEARS, WHICH COULD IMPACT THEIR PROFITABILITY TO THE COMPANY; THE COMPANY'S ABILITY TO EFFECTIVELY IMPLEMENT CHANGES IN THE PRICING OF CERTAIN OF ITS PRODUCTS AND SERVICES; FLUCTUATIONS IN INTEREST RATES (INCLUDING FLUCTUATIONS IN BENCHMARKS, SUCH AS LIBOR AND OTHER BENCHMARK RATES, AND CREDIT SPREADS), WHICH IMPACT THE COMPANY'S BORROWING COSTS, RETURN ON LENDING PRODUCTS AND THE VALUE OF THE COMPANY'S INVESTMENTS; THE COMPANY'S ABILITY TO MEET ITS ROE TARGET RANGE OF 33 TO 36 PERCENT ON AVERAGE AND OVER TIME, WHICH WILL DEPEND IN PART ON FACTORS SUCH AS THE COMPANY'S ABILITY TO GENERATE SUFFICIENT REVENUE GROWTH AND ACHIEVE SUFFICIENT MARGINS, FLUCTUATIONS IN THE CAPITAL REQUIRED TO SUPPORT ITS BUSINESSES, THE MIX OF THE COMPANY'S FINANCINGS, AND FLUCTUATIONS IN THE LEVEL OF THE COMPANY'S SHAREHOLDERS' EQUITY DUE TO SHARE REPURCHASES, DIVIDENDS, CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME AND ACCOUNTING CHANGES, AMONG OTHER THINGS; THE ACTUAL AMOUNT TO BE SPENT BY THE COMPANY ON MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES BASED ON MANAGEMENT'S ASSESSMENT OF COMPETITIVE OPPORTUNITIES AND OTHER FACTORS AFFECTING ITS JUDGMENT; THE ABILITY TO CONTROL AND MANAGE OPERATING, INFRASTRUCTURE, ADVERTISING AND PROMOTION EXPENSES AS BUSINESS EXPANDS OR

CHANGES, INCLUDING THE ABILITY TO ACCURATELY ESTIMATE THE PROVISION FOR THE COST OF THE MEMBERSHIP REWARDS PROGRAM; FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES; THE COMPANY'S ABILITY TO GROW ITS BUSINESS, GENERATE EXCESS CAPITAL AND, OVER TIME, MEET OR EXCEED ITS RETURN ON SHAREHOLDERS' EQUITY TARGET BY REINVESTING APPROXIMATELY 35 PERCENT OF ANNUALLY-GENERATED CAPITAL, AND RETURNING APPROXIMATELY 65 PERCENT OF SUCH CAPITAL TO SHAREHOLDERS WHICH WILL DEPEND ON THE COMPANY'S ABILITY TO MANAGE ITS CAPITAL NEEDS AND THE EFFECT OF BUSINESS MIX, ACQUISITIONS AND RATING AGENCY REQUIREMENTS; THE SUCCESS OF THE GLOBAL NETWORK SERVICES BUSINESS IN PARTNERING WITH BANKS IN THE UNITED STATES, WHICH WILL DEPEND IN PART ON THE EXTENT TO WHICH SUCH BUSINESS FURTHER ENHANCES THE COMPANY'S BRAND, ALLOWS THE COMPANY TO LEVERAGE ITS SIGNIFICANT PROCESSING SCALE, EXPANDS MERCHANT COVERAGE OF THE NETWORK, PROVIDES GLOBAL NETWORK SERVICES' BANK PARTNERS IN THE UNITED STATES THE BENEFITS OF GREATER CARDMEMBER LOYALTY AND HIGHER SPEND PER CUSTOMER, AND MERCHANT BENEFITS SUCH AS GREATER TRANSACTION VOLUME AND ADDITIONAL HIGHER SPENDING CUSTOMERS; THE ABILITY OF THE GLOBAL NETWORK SERVICES BUSINESS TO MEET THE PERFORMANCE REQUIREMENTS CALLED FOR BY THE COMPANY'S RECENT SETTLEMENTS WITH MASTERCARD AND VISA; TRENDS IN TRAVEL AND ENTERTAINMENT SPENDING AND THE OVERALL LEVEL OF CONSUMER CONFIDENCE; THE UNCERTAINTIES ASSOCIATED WITH BUSINESS ACQUISITIONS, INCLUDING, AMONG OTHERS, THE FAILURE TO REALIZE ANTICIPATED BUSINESS RETENTION, GROWTH AND COST SAVINGS, AS WELL AS THE ABILITY TO EFFECTIVELY INTEGRATE THE ACQUIRED BUSINESS INTO THE COMPANY'S EXISTING OPERATIONS; THE UNDERLYING ASSUMPTIONS AND EXPECTATIONS RELATED TO THE FEBRUARY 2008 SALE OF THE AMERICAN EXPRESS BANK LTD. BUSINESSES AND THE TRANSACTION'S IMPACT ON THE COMPANY'S EARNINGS PROVING TO BE INACCURATE OR UNREALIZED; THE SUCCESS, TIMELINESS AND FINANCIAL IMPACT (INCLUDING COSTS, COST SAVINGS, AND OTHER BENEFITS, INCLUDING INCREASED REVENUES), AND BENEFICIAL EFFECT ON THE COMPANY'S OPERATING EXPENSE TO REVENUE RATIO, BOTH IN THE SHORT-TERM (INCLUDING DURING 2009) AND OVER TIME, OF REENGINEERING INITIATIVES BEING IMPLEMENTED OR CONSIDERED BY THE COMPANY, INCLUDING COST MANAGEMENT, STRUCTURAL AND STRATEGIC MEASURES SUCH AS VENDOR, PROCESS, FACILITIES AND OPERATIONS CONSOLIDATION, OUTSOURCING (INCLUDING, AMONG OTHERS, TECHNOLOGIES OPERATIONS), RELOCATING CERTAIN FUNCTIONS TO LOWER-COST OVERSEAS LOCATIONS, MOVING INTERNAL AND EXTERNAL FUNCTIONS TO THE INTERNET TO SAVE COSTS, AND PLANNED STAFF REDUCTIONS RELATING TO CERTAIN OF SUCH REENGINEERING ACTIONS; THE COMPANY'S ABILITY TO REINVEST THE BENEFITS ARISING FROM SUCH REENGINEERING ACTIONS IN ITS BUSINESSES; BANKRUPTCIES, RESTRUCTURINGS, CONSOLIDATIONS OR SIMILAR EVENTS (INCLUDING, AMONG OTHERS, THE DELTA AIRLINES/NORTHWEST AIRLINES MERGER) AFFECTING THE AIRLINE OR ANY OTHER INDUSTRY REPRESENTING A SIGNIFICANT PORTION OF THE COMPANY'S BILLED BUSINESS, INCLUDING ANY POTENTIAL NEGATIVE EFFECT ON PARTICULAR CARD PRODUCTS AND SERVICES AND BILLED BUSINESS GENERALLY THAT COULD RESULT FROM THE ACTUAL OR PERCEIVED WEAKNESS OF KEY BUSINESS PARTNERS IN SUCH INDUSTRIES; THE TRIGGERING OF OBLIGATIONS TO MAKE PAYMENTS TO CERTAIN CO-BRAND PARTNERS, MERCHANTS, VENDORS AND CUSTOMERS UNDER CONTRACTUAL ARRANGEMENTS WITH SUCH PARTIES UNDER CERTAIN CIRCUMSTANCES; A DOWNTURN IN THE COMPANY'S BUSINESSES AND/OR NEGATIVE CHANGES IN THE COMPANY'S AND ITS SUBSIDIARIES' CREDIT RATINGS, WHICH COULD RESULT IN CONTINGENT PAYMENTS UNDER CONTRACTS, DECREASED LIQUIDITY AND HIGHER BORROWING COSTS; THE ABILITY OF THE COMPANY TO SATISFY ITS LIQUIDITY NEEDS AND EXECUTE ON ITS FUNDING PLANS, WHICH WILL DEPEND ON, AMONG OTHER THINGS, THE COMPANY'S FUTURE BUSINESS GROWTH, ITS CREDIT RATINGS, MARKET CAPACITY AND DEMAND FOR SECURITIES OFFERED BY THE COMPANY, PERFORMANCE BY THE COMPANY'S COUNTERPARTIES UNDER ITS BANK CREDIT FACILITIES AND OTHER LENDING FACILITIES, REGULATORY CHANGES, INCLUDING CHANGES TO THE POLICIES, RULES AND REGULATIONS OF THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM AND THE FEDERAL RESERVE BANK OF SAN FRANCISCO, THE COMPANY'S ABILITY TO SECURITIZE AND SELL RECEIVABLES AND THE PERFORMANCE OF RECEIVABLES PREVIOUSLY SOLD IN SECURITIZATION TRANSACTIONS AND THE COMPANY'S ABILITY TO MEET THE CRITERIA FOR PARTICIPATION IN CERTAIN LIQUIDITY FACILITIES AND OTHER FUNDING PROGRAMS, INCLUDING THE COMMERCIAL PAPER FUNDING FACILITY AND THE TEMPORARY LIQUIDITY GUARANTEE PROGRAM, BEING MADE AVAILABLE THROUGH THE FEDERAL RESERVE BANK OF NEW YORK, THE FEDERAL DEPOSIT INSURANCE CORPORATION AND OTHER FEDERAL DEPARTMENTS AND AGENCIES; THE COMPANY'S ABILITY TO REDEEM OR OTHERWISE ACCESS

IN A TIMELY MANNER UP TO $500 MILLION INVESTED IN THE PRIMARY RESERVE FUND, FROM WHICH REDEMPTIONS HAVE BEEN CURRENTLY SUSPENDED; ACCURACY OF ESTIMATES FOR THE FAIR VALUE OF THE ASSETS IN THE COMPANY'S INVESTMENT PORTFOLIO AND, IN PARTICULAR, THOSE INVESTMENTS THAT ARE NOT READILY MARKETABLE, INCLUDING THE VALUATION OF THE INTEREST-ONLY STRIP RELATING TO THE COMPANY'S LENDING SECURITIZATIONS; THE COMPANY'S ABILITY TO INVEST IN TECHNOLOGY ADVANCES ACROSS ALL AREAS OF ITS BUSINESS TO STAY ON THE LEADING EDGE OF TECHNOLOGIES APPLICABLE TO THE PAYMENTS INDUSTRY; THE COMPANY'S ABILITY TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS (IP) AND AVOID INFRINGING THE IP OF OTHER PARTIES; THE POTENTIAL NEGATIVE EFFECT ON THE COMPANY'S BUSINESSES AND INFRASTRUCTURE, INCLUDING INFORMATION TECHNOLOGY, OF TERRORIST ATTACKS, NATURAL DISASTERS OR OTHER CATASTROPHIC EVENTS IN THE FUTURE; POLITICAL OR ECONOMIC INSTABILITY IN CERTAIN REGIONS OR COUNTRIES, WHICH COULD AFFECT LENDING AND OTHER COMMERCIAL ACTIVITIES, AMONG OTHER BUSINESSES, OR RESTRICTIONS ON CONVERTIBILITY OF CERTAIN CURRENCIES; CHANGES IN LAWS OR GOVERNMENT REGULATIONS; THE POTENTIAL IMPACT OF REGULATIONS ADOPTED BY FEDERAL BANK REGULATORS RELATING TO CERTAIN CREDIT AND CHARGE CARD PRACTICES, INCLUDING, AMONG OTHERS, THE IMPOSITION BY CARD ISSUERS OF INTEREST RATE INCREASES ON OUTSTANDING BALANCES AND THE ALLOCATION OF PAYMENTS IN RESPECT OF OUTSTANDING BALANCES WITH DIFFERENT INTEREST RATES, WHICH COULD HAVE AN ADVERSE IMPACT ON THE COMPANY'S NET INCOME; ACCOUNTING CHANGES; OUTCOMES AND COSTS ASSOCIATED WITH LITIGATION AND COMPLIANCE AND REGULATORY MATTERS; AND COMPETITIVE PRESSURES IN ALL OF THE COMPANY'S MAJOR BUSINESSES. A FURTHER DESCRIPTION OF THESE AND OTHER RISKS AND UNCERTAINTIES CAN BE FOUND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007,
ITEM 1A OF PART 2 IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2008, AND THE COMPANY'S OTHER REPORTS FILED WITH THE SEC.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. Amounts have been revised to reflect various changes in financial and statistical reporting in conjunction with American Express Company's conversion to a bank holding company. Refer to Appendix II-VI for revised quarterly periods in 2007 and full year 2007.

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME

(Millions)

                                          Quarters Ended                         Years Ended
                                           December 31,                          December 31,
                                         ----------------    Percentage       ------------------    Percentage
                                          2008      2007      Inc/(Dec)        2008       2007      Inc/(Dec)
                                         ------    ------    ----------       -------    -------    ----------
Revenues
  Discount revenue                       $3,468    $3,912       (11)%         $15,025    $14,596          3%
  Net card fees                             536       508         6             2,150      1,919         12
  Travel commissions and fees               444       514       (14)            2,010      1,926          4
  Other commissions and fees                522       650       (20)            2,307      2,417         (5)
  Securitization income, net                199       326       (39)            1,070      1,507        (29)
  Other                                     566       496        14             2,157      1,751         23
                                         ------    ------                     -------    -------
    Total other revenues                  5,735     6,406       (10)           24,719     24,116          3
                                         ------    ------                     -------    -------
Interest income
  Interest and fees on loans              1,364     1,735       (21)            6,159      6,351         (3)
  Interest and dividends on investment
  securities                                168       181        (7)              771        673         15
  Deposits with banks and other              36        93       (61)              271        400        (32)
                                         ------    ------                     -------    -------
    Total interest income                 1,568     2,009       (22)            7,201      7,424         (3)
                                         ------    ------                     -------    -------
Interest expense
  Deposits                                   99       170       (42)              518        589        (12)
  Short-term borrowings                      77       147       (48)              497        733        (32)
  Long-term debt                            604       738       (18)            2,439      2,565         (5)
  Other                                      17        36       (53)              101         94          7
                                         ------    ------                     -------    -------
    Total interest expense                  797     1,091       (27)            3,555      3,981        (11)
                                         ------    ------                     -------    -------
      Net interest income                   771       918       (16)            3,646      3,443          6
                                         ------    ------                     -------    -------
Total revenues net of interest expense    6,506     7,324       (11)           28,365     27,559          3
                                         ------    ------                     -------    -------
Provisions for losses
  Charge card                               426       419         2             1,363      1,140         20
  Cardmember lending                        927       970        (4)            4,231      2,761         53
  Other                                      51        61       (16)              204        202          1
                                         ------    ------                     -------    -------
    Total                                 1,404     1,450        (3)            5,798      4,103         41
                                         ------    ------                     -------    -------
Total revenues net of interest expense
 after provisions for losses              5,102     5,874       (13)           22,567     23,456         (4)
                                         ------    ------                     -------    -------

Expenses
  Marketing and promotion                   524       804       (35)            2,430      2,562         (5)
  Cardmember rewards                      1,088     1,778       (39)            4,389      4,777         (8)
  Cardmember services                       140       137         2               542        478         13
  Salaries and employee benefits          1,660     1,437        16             6,090      5,438         12
  Professional services                     649       646         -             2,413      2,280          6
  Occupancy and equipment                   456       382        19             1,641      1,436         14
  Communications                            118       119        (1)              466        461          1
  Other, net                                307      (587)        #             1,123        330          #
                                         ------    ------                     -------    -------
    Total                                 4,942     4,716         5            19,094     17,762          7
                                         ------    ------                     -------    -------
Pretax income from continuing
 operations                                 160     1,158       (86)            3,473      5,694        (39)
Income tax (benefit) provision              (78)      300         #               670      1,568        (57)
                                         ------    ------                     -------    -------
Income from continuing operations           238       858       (72)            2,803      4,126        (32)
Loss from discontinued operations,
 net of tax                                 (66)      (27)        #              (172)      (114)        51
                                         ------    ------                     -------    -------
Net income                               $  172    $  831       (79)          $ 2,631    $ 4,012        (34)
                                         ======    ======                     =======    =======

# - Denotes a variance of more than 100%.

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                     CONDENSED CONSOLIDATED BALANCE SHEETS

(Billions)

                                                  December 31,   December 31,
                                                      2008           2007
                                                  ------------   ------------
Assets
  Cash                                                $ 21           $  9
  Accounts receivable                                   37             42
  Investment securities                                 13             13
  Loans                                                 41             53
  Other assets                                          14             11
  Assets of discontinued operations                      -             22
                                                      ----           ----
    Total assets                                      $126           $150
                                                      ====          =====

Liabilities and Shareholders' Equity
  Short-term borrowings                               $  9           $ 18
  Long-term debt                                        60             55
  Other liabilities                                     45             44
  Liabilities of discontinued operations                 -             22
                                                      ----           ----
    Total liabilities                                  114            139
                                                      ----           ----

  Shareholders' equity                                  12             11
                                                      ----           ----
    Total liabilities and shareholders' equity        $126           $150
                                                      ====           ====

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                               FINANCIAL SUMMARY

(Millions)

                                          Quarters Ended                        Years Ended
                                           December 31,                         December 31,
                                         ----------------    Percentage      ------------------    Percentage
                                          2008      2007      Inc/(Dec)       2008       2007      Inc/(Dec)
                                         ------    ------    ----------      -------    -------    ----------
TOTAL REVENUES NET OF INTEREST EXPENSE
  U.S. Card Services                     $3,223    $3,709        (13)%       $13,997    $14,222         (2)%
  International Card Services             1,098     1,189         (8)          4,781      4,331         10
  Global Commercial Services              1,044     1,128         (7)          4,696      4,269         10
  Global Network & Merchant Services        945     1,041         (9)          4,102      3,864          6
                                         ------    ------                    -------    -------
                                          6,310     7,067        (11)         27,576     26,686          3
  Corporate & Other,
    including adjustments and
    eliminations                            196       257        (24)            789        873        (10)
                                         ------    ------                    -------    -------
CONSOLIDATED TOTAL REVENUES NET OF
 INTEREST EXPENSE                        $6,506    $7,324        (11)        $28,365    $27,559          3
                                         ======    ======                    =======    =======
PRETAX INCOME (LOSS) FROM CONTINUING
 OPERATIONS
  U.S. Card Services                     $  (48)   $  (40)        20         $ 1,044    $ 2,730        (62)
  International Card Services               (38)     (181)       (79)            153        117         31
  Global Commercial Services                (59)      144          #             676        744         (9)
  Global Network & Merchant Services        303       379        (20)          1,490      1,560         (4)
                                         ------    ------                    -------    -------
                                            158       302        (48)          3,363      5,151        (35)
  Corporate & Other                           2       856          #             110        543        (80)
                                         ------    ------                    -------    -------
PRETAX INCOME FROM CONTINUING
 OPERATIONS                              $  160    $1,158        (86)        $ 3,473    $ 5,694        (39)
                                         ======    ======                    =======    =======
NET INCOME (LOSS)
  U.S. Card Services                     $    4    $    7        (43)        $   792    $ 1,823        (57)
  International Card Services                36       (68)         #             351        291         21
  Global Commercial Services                (18)      110          #             494        536         (8)
  Global Network & Merchant Services        215       254        (15)            995      1,022         (3)
                                         ------    ------                    -------    -------
                                            237       303        (22)          2,632      3,672        (28)
  Corporate & Other                           1       555          #             171        454        (62)
                                         ------    ------                    -------    -------
  Income from continuing operations         238       858        (72)          2,803      4,126        (32)
  Loss from discontinued operations,
   net of tax                               (66)      (27)         #            (172)      (114)        51
                                         ------    ------                    -------    -------
NET INCOME                               $  172    $  831        (79)        $ 2,631    $ 4,012        (34)
                                         ======    ======                    =======    =======

# - Denotes a variance of more than 100%.

(Preliminary)

                           AMERICAN EXPRESS COMPANY
                         FINANCIAL SUMMARY (CONTINUED)

                                                     Quarters Ended                       Years Ended
                                                       December 31,                       December 31,
                                                     ---------------   Percentage      -----------------    Percentage
                                                      2008     2007     Inc/(Dec)       2008       2007      Inc/(Dec)
                                                     ------   ------   ----------      ------     ------    ----------
EARNINGS PER COMMON SHARE

BASIC
      Income from continuing operations              $ 0.21   $ 0.74       (72)%       $ 2.43     $ 3.52        (31)%
      Loss from discontinued operations               (0.06)   (0.02)        #          (0.15)     (0.10)        50
                                                     ------   ------                   ------     ------
      Net income                                     $ 0.15   $ 0.72       (79)%       $ 2.28     $ 3.42        (33)%
                                                     ======   ======                   ======     ======
      Average common shares outstanding (millions)    1,155    1,157         -%          1,154     1,173         (2)%
                                                     ======   ======                   ======     ======

DILUTED
      Income from continuing operations              $ 0.21   $ 0.73       (71)%       $ 2.42     $ 3.45        (30)%
      Loss from discontinued operations               (0.06)   (0.02)        #          (0.15)     (0.09)        67
                                                     ------   ------                   ------     ------
      Net income                                     $ 0.15   $ 0.71       (79)%       $ 2.27     $ 3.36        (32)%
                                                     ======   ======                   ======     ======
      Average common shares outstanding (millions)    1,155    1,178        (2)%        1,157      1,196         (3)%
                                                     ======   ======                   ======     ======

Cash dividends declared per common share             $ 0.18   $ 0.18         -%        $ 0.72     $ 0.63         14%
                                                     ======   ======                   ======     ======

                       SELECTED STATISTICAL INFORMATION

                                                      Quarters Ended                         Years Ended
                                                       December 31,                          December 31,
                                                     ----------------   Percentage        -----------------   Percentage
                                                      2008      2007     Inc/(Dec)         2008       2007     Inc/(Dec)
                                                     ------    ------   ----------        ------     ------   ----------
Return on average equity (A)                           21.7%     37.3%                      21.7%      37.3%
Return on average tangible equity (A)                  27.4%     44.0%                      27.4%      44.0%
Common shares outstanding (millions)                  1,160     1,158       -%             1,160      1,158        -%
Book value per common share                          $10.15    $ 9.53       7%            $10.15     $ 9.53        7%
Shareholders' equity (billions)                      $11.8     $11.0        7%            $11.8      $11.0         7%

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity and return on average tangible equity.